Exhibit 99.4

Alpha Natural Resources, Inc
Computation of Ratio of Earnings to Fixed Charges
(Amounts in thousands except ratio)

	Year Ended
	December 31,
	2008	2007
Earnings:
Income from continuing operations before income taxes	$250,841	$42,838
Adjustments:
Fixed charges	56,811	43,733
Loss from equity investees	574	1,352
Amortization of capitalized interest	132	75
Capitalized interest	(772)	(1,038)
	$307,586	$86,960

Fixed Charges:
Interest expense	$39,812	$40,366
Loss on early extinguishment of debt	14,702	-
Portion of rental expense representative of interest	1,525	2,329
Capitalized interest	772	1,038
	$56,811	$43,733

Ratio of earnings to fixed charges	5.41	1.99